Exhibit 23.2

                                HUNTON & WILLIAMS
                          Riverfront Plaza, East Tower
                              951 East Byrd Street
                          Richmond, Virginia 23219-4074
                            Telephone (804) 788-8200
                            Facsimile (804) 788-8218




                                  March 20, 1998



Ethyl Corporation
330 South Fourth Street
P.O. Box 2189
Richmond, Virginia  23219

                              Ethyl Corporation --
                       Registration Statement on Form S-3

Dear Sirs:

     We have acted as counsel to Ethyl Corporation, a Virginia corporation (the "Company"), in connection with the registration by the Company of (a) an aggregate of $300,000,000 of its (i) unsecured senior debt securities and (ii) shares of its Cumulative Second Preferred Stock, par value $10 per share and (b) an indeterminate number of preferred depositary shares of the Company to be evidenced by depositary receipts, as set forth in Amendment No. 5 to the Registration Statement on Form S-3 (the "Registration Statement") that is being filed with the Securities and Exchange Commission (the "Commission") by the Company pursuant to the Securities Act of 1933, as amended.

     We hereby confirm our consent to the filing of the March 20, 1998 opinion of this firm with the Commission as an exhibit to the Registration Statement and to the statement made in reference to this firm under the caption "Validity of Securities" in the Registration Statement.

                                                     Very truly yours,



                                                    /s/ Hunton & Williams